SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                    NOTIFICATION OF AMENDMENT OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE

                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of amendment of registration submits the following information:

Name: AGA SERIES TRUST
     (Formerly WNL Series Trust)

Address of Principal Business Office:
         5555 San Felipe, Suite 900
         Houston, TX 77056

Telephone Number: (713) 888-7800

Name and Address of Agent for Service of Process:
     Kurt R. Fredland
     5555 San Felipe, Suite 900
     Houston, TX 77056

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of amendment of registration to be duly signed on its behalf in the City of Houston and State of Texas on the 30th day of April, 1998.

                                SIGNATURE:   AGA SERIES TRUST
                                                Registrant

                                 By: /S/ KURT R. FREDLAND
                                     -----------------------------------
                                     Vice President, Assistant Treasurer
                                     and Assistant Secretary

ATTEST: /S/ PATRICK F. GRADY
        ------------------------
                 Name

        Senior Vice President &
        Treasurer
        ------------------------
                 Title